Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Thermo Electron Corporation of our report dated February 17, 2006 (May 11, 2006 as to the effect of the Laboratory Workstations discontinued operations described in Notes 2 and 3 and the subsequent events described in Note 23), relating to the consolidated financial statements and financial statement schedule of Fisher Scientific International Inc., appearing in the Current Report on Form 8-K of Fisher Scientific International Inc. filed May 11, 2006 and our report dated February 17, 2006 on management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Fisher Scientific International, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
June 7, 2006